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                                                FILED PURSUANT TO RULE 424(b)(3)
                                                      REGISTRATION NO. 333-92957

[PARKWAY LOGO]
 1000 ONE JACKSON PLACE
188 EAST CAPITOL STREET
 JACKSON, MS 39201-2195

 POST OFFICE BOX 24647
 JACKSON, MS 39225-4647

   PHONE 601.948.4091
    FAX 601.949.4077

http://www.parkwayco.com
                      February 11, 2000
                      Dear Shareholder:
                      We are pleased to present our new Dividend Reinvestment and Stock Purchase Plan ("Plan"), which allows you to purchase stock directly from Parkway or reinvest the dividends from your Parkway Common or Series A Preferred Stock more economically and conveniently than ever before.
                      - Shareholders of Parkway Common or Series A Preferred
                        Stock can put every investment dollar to work by automatically reinvesting their cash dividends into additional Parkway Common Stock at a discount of 3%, without paying fees;
                      - Existing shareholders may purchase additional shares of
                        Common Stock at a discount of 3% with a minimum investment of $100 up to a maximum of $10,000 in any one calendar month; and
                      - New investors have the opportunity to purchase shares of
                        Common Stock at a discount of 3% with a minimum investment of $100 up to a maximum initial investment of $10,000.
                      Please take the opportunity to read the complete details of the Plan in the attached Brochure and Prospectus. For more information, please contact the Parkway shareholder representatives at Harris Trust and Savings Bank by calling, toll free, 1-877-588-4124. These representatives will be available to explain the Plan's features and answer any questions you may have concerning the enrollment process. You can also contact Parkway's Investor Relations office at 1-800-748-1667 or via e-mail at info@pky.com.
                      Thank you for your consideration, and I hope that you will choose to take advantage of the direct investing opportunities now available in Parkway Properties, Inc. Common Stock through this Dividend Reinvestment and Stock Purchase Plan, as I intend to do.
                      Sincerely,
                      /s/ Steven G. Rogers
                      Steven G. Rogers
                      President and Chief Executive Officer